Exhibit 23.1

SHEPARD SCHWARTZ & HARRIS LLP
CERTIFIED PUBLIC ACCOUNTANTS
123 NORTH WACKER DRIVE - SUITE 1400
CHICAGO, ILLINOIS 60606-1700

TELEPHONE:	312 726 8353	IRVING W. SHEPARD (1935-1983)
FACSIMILE:	312 726 2657	MORRIS SCHWARTZ (1946-1983)
E-MAIL:	MAILBOX@SSH-CPA.COM	SAUL M. BAKRINS (1967-1990)
WEB SITE:	WWW.SSH-CPA.COM

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated February 11, 2004 on our audits of the consolidated financial statements of Florida Recycling Services, Inc. of Illinois and Subsidiary for the years ended December 31, 2003, 2002 and 2001 included in this Current Report on Form 8-K into the previously filed registration statement on Form F-3/A (Amendment No. 2) (Registration No. 333-111085) of Capital Environmental Resource Inc.

Shepard Schwartz & Harris LLP

June 8, 2004.